Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement No. 333-174037 on Form S-3 of our report dated March 29, 2012, relating to the consolidated financial statements of GeoMet, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in 2009 of the accounting for natural gas reserves), appearing in the Annual Report on Form 10-K of GeoMet, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, TX

March 29, 2012